EXHIBIT 21

                                                            Conformed Copy
                                                             --------------





                                August 25, 1996



Silver King Communications, Inc.
12425 28th Street North
St. Petersburg, FL  33716

Ladies and Gentlemen:

          The Board of Directors of Home Shopping Network, Inc., a Delaware corporation (the "Company"), has approved, and concurrently herewith, Silver King Communications, Inc., a Delaware corporation ("Parent"), House Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), Liberty HSN, Inc., a Colorado corporation, and the Company are entering into an Agreement and Plan of Exchange and Merger of even date herewith (the "Exchange and Merger Agreement") (all capitalized terms used but not defined herein shall have the meanings set forth in the Exchange and Merger Agreement), pursuant to which Sub will be merged with and into the Company (the "Merger"). Each of the undersigned owns, beneficially and of record, the number of shares (the "Shares") of the common stock, par value $.01 per share, or Class B common stock, par value $.01 per share, of the Company (the "Company Stock"), set forth opposite such stockholder's name on Exhibit A hereto, which are all the shares of Company Stock so owned by such person.

          The entering into of this letter agreement is a condition to the willingness of Parent and Sub to enter into the Exchange and Merger Agreement and consummate the Transactions.

          Each of the undersigned agrees that at any meeting of the stockholders of the Company, however called, it shall (a) vote the Shares in favor of the Transactions, to the extent that such holder's voting of such Shares is in accordance with the stockholder approval requirement specified in the Exchange and Merger Agreement; and (b) vote the Shares against any action or agreement (other than the Exchange and Merger Agree ment or the transactions contemplated thereby) that would impede, interfere with, delay, postpone or attempt to discourage any of the Transactions, including, but not limited to: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company; (ii) a sale or transfer of all or substantially all of the assets of the Company and its subsidiaries or a reorganization, recapitalization or liquidation of the Company and its subsidiaries; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business.

          This Agreement shall terminate on the first to occur of (i) the Effective Time, (ii) the day after the termination of the Exchange and Merger Agreement in accordance with its terms, and (iii) written notice of termination of this Agreement by Parent to the undersigned. Each of the undersigned, as to itself, represents and warrants that as of the date hereof, (i) it has due authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, (ii) it is the owner of record and beneficially owns the Shares set forth opposite its name on Exhibit A, and such Shares constitute all of the Shares owned of record or beneficially by it; (iii) the undersigned has sole voting power and sole power of disposition with respect to all of the Shares, with no restrictions, on its rights of disposition pertaining thereto, subject to applicable securities laws; (iv) the transactions contemplated by this Agreement will not affect the voting rights of any of the Shares except as provided in this Agreement; and (v) neither the execution and delivery of this Agreement by it nor the consummation of the trans actions contemplated hereby will (x) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (except filings under the Securities Exchange Act of 1934, as amended, or where the failure to ob tain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay consummation of the transactions contemplated by this Agreement or would not otherwise prevent the undersigned from performing its obligations under this Agreement),
(y) result in a default (or give rise to any right of termi nation, cancellation or acceleration) under any of the terms, condi tions or provisions of any note, license, agreement or other instrument or obligation to which the undersigned is a party, except for such de faults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not adversely affect the performance of the obligations of the un dersigned hereunder or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to it.

          Each of the undersigned further covenants and agrees, while this Agreement is in effect, and except as contemplated hereby or by the Exchange and Merger Agreement, not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Shares; provided, that the
                                                       --------
undersigned shall be permitted to pledge or grant a security interest in the Shares, provided, that any such pledge or grant of security interest shall
        --------
provide that the pledgee or secured party hereunder shall take any pledge or interest subject to the pledgor's voting obligations hereunder; (ii) grant any proxies, deposit the Shares into a voting trust or enter into a voting agreement with respect to the Shares; or (iii) take any action that would make any representation or warranty made by it herein untrue or incorrect or have the effect of preventing or disabling it from performing its obligations under this letter agreement.

          The undersigned agrees to promptly notify Parent of the number of any new shares of Company Stock acquired by it (whether by purchase or conversion or exercise of options, warrants or other securities convertible into Company Stock), if any, after the date hereof. Any such Shares acquired shall become additional Shares subject to the terms of this Agreement.

          This Agreement (i) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (ii) shall not be assigned by operation of law or otherwise, provided that Parent may assign any
                                           --------
of its rights and obligations to any wholly-owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties affected by such amendment.

          The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the State of Delaware (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

          This Agreement shall be governed by and construed in ac cordance with the substantive laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

          Parent and the undersigned acknowledge and agree that this Agreement is being entered into by the undersigned solely in its capacity as a stockholder of the Company and that none of the obligations contained herein is intended to, and such obligations do not, limit, restrict or otherwise affect the obligations and duties of the undersigned (or its affiliates or associates) in any capacity it may have as an officer and/or director of the Company. The obligations of each undersigned are several and not joint.

          This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.


                                       HSN STOCKHOLDERS

                                       LIBERTY MEDIA CORPORATION



                                       By: /s/ Robert R. Bennett
                                           -------------------------------
                                           Name:  Robert R. Bennett
                                           Title: Executive Vice President

                                       LIBERTY PROGRAM INVESTMENTS, INC.



                                       By: /s/ Robert R. Bennett
                                           -------------------------------
                                           Name:  Robert R. Bennett
                                           Title: Executive Vice President

                                       LIBERTY HSN, INC.



                                       By: /s/ Robert R. Bennett
                                           -------------------------------
                                           Name:  Robert R. Bennett
                                           Title: Executive Vice President


SILVER KING COMMUNICATIONS, INC.



By: /s/ Barry Diller
    -------------------------
    Name:  Barry Diller
    Title: Chairman of the Board and
           Chief Executive Officer

                                   Exhibit A
                            Company Share Ownership

                                       No. of Shares     No. of Shares
         Name                         of Common Stock   of Class B Stock
         ----                         ---------------   ----------------
Liberty Media Corporation                    0                  0
Liberty Program                              0                  0
  Investments, Inc.
Libery HSN, Inc.(1)                     17,566,702         20,000,000



______________________
(1) Liberty HSN, Inc. is a wholly owned subsidiary of Liberty Program Investments, Inc., which in turn is an indirect wholly owned subsidiary of Liberty Media Corporation.